Evolution Petroleum Reports Fiscal 2011 Third Quarter Results

- Net income achieved on growing oil production

- Revenues increased 71% over previous quarter

- Delhi oil production increased 113% over previous quarter

HOUSTON, May 12, 2011 /PRNewswire/ -- Evolution Petroleum Corporation (NYSE Amex: EPM) today reported results for the third fiscal quarter ending March 31, 2011 ("Q3-11"). The Company earned net income of $0.01 per diluted share in Q3-11, compared to a $(0.02) net loss in the third quarter of fiscal 2010 ("Q3-10").

The turnaround in net income to $170,426 in the current quarter from the $551,521 net loss in Q3-10 was due to a 56% improvement in oil and gas revenue and a 14% decrease in operating costs. Q3-11 and Q3-10 results included non-cash, stock-based compensation expense of $392,533 and $384,701, respectively.

Oil and gas revenues in Q3-11 were $2.0 million compared to Q3-10 revenues of $1.3 million and $1.2 million for the second quarter of fiscal 2011 ("Q2-11"). The revenue increase in Q3-11 was due primarily to increased sales volumes of oil and higher realized oil prices.

Net oil and gas volumes for Q3-11 were 28,840 barrels of oil equivalent (320 BOE per day), a slight increase from Q3-10 production of 28,710 BOE (319 BOE per day) and a 30% increase over Q2-11 net sales volumes. Total volumes in Q3-11 were 57% crude oil, 16% natural gas liquids and 27% natural gas, compared to 21% oil, 22% NGLs and 57% natural gas in Q3-10. Crude oil sales volumes for Q3-11 included 13,329 barrels from our net interests in the Delhi Field and 3,275 barrels from our net interests in the Giddings Field, as compared to Q3-10 net crude oil sales of 558 barrels from Delhi and 5,525 barrels from the Giddings Field. All of our NGL and natural gas volumes in Q3-11 and Q3-10 were from Giddings. Blended oil and gas prices in Q3-11 averaged $69.94 per BOE compared to $44.98 per BOE in Q3-10 and $53.32 per BOE in Q2-11. The improvement was due to an increased proportion of oil sales on higher liquid prices.

Lease operating expense ("LOE") and production taxes were 23% lower in Q3-11 compared to Q3-10 due largely to no well workovers in Q3-11 compared to $130,000 of workovers in Q3-10. On a BOE basis, LOE and production taxes decreased to $10.78 per BOE in Q3-11 compared to $14.12 per BOE in Q3-10.

Depreciation, depletion and amortization expense ("DD&A") decreased 74% in Q3-11 to $132,516 from $505,445 in Q3-10. The reduction in our DD&A was due to the significant decline in our depletion rate from $17.23 in Q3-10 to $4.31 in Q3-11 following the addition of 9.4 million barrels of proved oil reserves at Delhi at June 30, 2010.

Operating results for the nine months ended March 31, 2011 also improved compared to the nine months ended March 31, 2010. Net loss for the first nine months of fiscal 2011 declined by 60% to $776,443, or $(0.03) per share, versus a loss of $1,958,286, or $(0.07) per share in the comparable period of fiscal 2010. The current nine month improvement was due to a 19% increase in revenues and an 18% decrease in operating costs.

Working capital was $3.1 million on March 31, 2011 compared to working capital of $3.2 million on December 31, 2010 and $4.9 million at June 30, 2010. The $1.8 million decrease in working capital since June 30, 2010 was due primarily to investments of $2.9 million in oil and natural gas properties (consisting of $0.8 million for leasehold acquisitions and $2.1 million for development activities), offset by an asset sale of $0.2 million and positive cash flows from operations before changes in working capital. We continued to be debt free.

Robert Herlin, President and Chief Executive Officer, commented, "The combination of higher realized oil prices and increasing oil production has allowed us to turn the corner on profitability. With production volumes growing at our Delhi Field and contributions from our new Giddings wells, we expect to see continued improvement in our financial results going forward, assuming current commodity prices. Additionally, because we do not incur field operating costs at Delhi, increases in Delhi revenues have a disproportionately higher impact on our cash flows and income."

Delhi CO2 – Enhanced Oil Recovery Project (EOR)

Gross sales volumes at Delhi averaged 2,003 BO per day during Q3-11, more than double the 920 BO per day rate in the immediately prior Q2-11. Gross sales volumes increased steadily throughout Q3-11 from Phase I of the CO2-EOR project and accounted for approximately 98% of total Delhi volumes in Q3-11. All net sales at Delhi are currently generated by our 7.4% royalty interest that is free of all cost and expense.

Implementation of Phase II, which is more than double the size of Phase I, commenced with incremental CO2 injection at the end of December 2010. First tertiary oil response from Phase II occurred during March 2011, ahead of the expected mid-year 2011 first production date, and accounted for approximately 2% of Q3-11 sales volumes. Phase I similarly responded earlier than expected in 2010. We expect significant increases in EOR production from Phase II during the remainder of fiscal 2011 and into fiscal 2012.

Phase III is currently being installed with first CO2 injection expected during calendar 2011. We expect that the remaining phases IV-VI will be installed similarly over the next few years and are scheduled to include similar numbers of wells as in Phase II, compared to the much smaller Phase I.

An oil sales pipeline connection completed early in Q3-11 increased the realized oil price at Delhi through elimination of trucking charges. Furthermore, changes in domestic market conditions have resulted in a premium price for Delhi's Louisiana Light Sweet crude oil compared to oil fields in other states. During Q3-11, Delhi oil sales realized a 12% price premium over the sales price we received from Giddings in central Texas, for example. We expect that a similar market differential may continue into fiscal 2012.

As of June 30, 2010, our independent reservoir engineer estimated our Delhi net reserves at 9.4 million barrels of proved oil reserves and 5.7 million barrels of probable oil reserves, based on SEC NYMEX pricing of $76.21 per barrel of oil in effect then.

Giddings Field, Central Texas

We sold 15,511 BOE of production at Giddings Field in Q3-11, a 45% decrease from Q3-10 and 2% decrease from Q2-11 due to natural production decline in the field and a short-term loss of production from our best well through 2011, the Pearson #1H. The decline was partially offset by the February start of production from our 20% working interest in one of the newly drilled joint venture wells. In February 2011, Pearson #1H production was re-established to pre-loss rates.

Development activities in Giddings Field continued during Q3-11 through a previously announced industry joint venture ("JV"). Three wells have been drilled to date, and in Q3-11 we completed infrastructure and pipelines for the second and third JV wells. The Lightsey-Lightsey #1H was put on production in early February at an initial flowing rate of 124 BO and 1,235 MCF of rich natural gas per day, and the Dodd #1H was put on production in early April at a pipeline constrained flowing rate of approximately 2,700 MCF of rich natural gas and 17 BO per day. Extensive gas sales lines were completed to two gas purchasers for the Dodd #1H in addition to a salt water disposal pipeline connection to our wholly owned disposal well. To date, our share of capital expenditures in the JV program is approximately $0.9 million. Continuation of the program will depend upon our partner's election following our recent submittal of drilling proposals for the fourth and fifth wells. We are also exploring opportunities to enter into a second joint venture to develop our remaining drilling locations.

Unconventional Gas, Eastern Oklahoma

In Oklahoma during Q3-11, we focused on testing our 5,000' depth unconventional gas project in the John Wells #1 well in Haskell County, a vertical well we re-entered in Q2-11. Prior to the single stage hydraulic fracturing stimulation scheduled for May 2011, the gas sales rate in the John Wells #1-28 was approximately 40-50 MCF per day while dewatering. We also are unitizing acreage around our second Haskell County vertical test well. The unitization process allows us to force unleased mineral and third party lease owners within a 640 acre section to lease or farm-out their acreage, thereby increasing our net leasehold position, or to participate as a working interest owner.

Further testing of our Wagoner County Woodford shale acreage is on hold while we focus on the bigger potential in Haskell County. To date, we have been able to establish attractive production in one of the three tested acreage blocks in Wagoner County and have elected to not exercise lease renewal options in certain blocks while maintaining our leasehold in the block containing our successful test.

Artificial Lift Technology

We are continuing our negotiations with two companies to demonstrate our proprietary artificial lift technology with the intent of gaining an interest in the newly re-established production. We believe that we have reached agreement on principle terms with our first candidate and are finalizing the joint venture agreement. Negotiations with the second candidate are less mature.

Conference Call

Evolution Petroleum will host a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central) to discuss these results. To access the call, please dial 480-629-9818 and ask for the Evolution Petroleum call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Evolution's corporate website, www.evolutionpetroleum.com, where it will also be archived for replay. A telephonic replay of the conference call will be available until May 19, 2011 and may be accessed by calling 303-590-3030 and using the pass code 4436768#. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets as of June 30, 2010 include 12.4 MMBOE of proved and 7.2 MMBOE of probable reserves with a PV10 of $266 million and $64 million, respectively. Producing assets include a CO2-EOR project with growing production in Louisiana's Delhi Field, horizontal wells in the Giddings Field of Central Texas and initial test wells in south Texas and eastern Oklahoma. Other assets include approximately 14,900 net acres in an emerging Woodford shale gas project in Eastern Oklahoma and a proprietary artificial lift technology designed to extend the life of horizontal wells with oil or associated water production.

Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com)

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Company Contact:
Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-l.com
Jack Lascar / jlascar@drg-l.com
DRG&L / 713-529-6600

- Financial Statements to Follow - Evolution Petroleum Corporation and Subsidiaries Consolidated Statements of Operations (Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Revenues
Crude oil	$ 1,607,521	$ 469,418	$ 3,034,333	$ 1,428,915
Natural gas liquids	228,050	282,400	669,463	847,923
Natural gas	181,504	539,563	661,807	1,385,872
Total revenues	2,017,075	1,291,381	4,365,603	3,662,710

Operating Costs
Lease operating expense	284,577	399,833	950,382	1,134,607
Production taxes	26,308	5,432	54,084	40,258
Depreciation, depletion and amortization	132,516	505,445	358,963	1,673,344
Accretion of asset retirement obligations	16,233	15,562	43,314	45,100
General and administrative *	1,359,161	1,194,872	3,976,115	3,701,584
Total operating costs	1,818,795	2,121,144	5,382,858	6,594,893

Income (loss) from operations	198,280	(829,763)	(1,017,255)	(2,932,183)

Other income
Interest income	1,562	18,776	13,034	47,785

Net income (loss) before income tax benefit	199,842	(810,987)	(1,004,221)	(2,884,398)

Income tax (provision) benefit	(29,416)	259,466	227,778	926,112

Net income (loss)	$ 170,426	$ (551,521)	$ (776,443)	$ (1,958,286)

Earnings (loss) per common share
Basic	$ 0.01	$ (0.02)	$ (0.03)	$ (0.07)
Diluted	$ 0.01	$ (0.02)	$ (.03)	$ (0.07)

Weighted average number of common shares
Basic	27,521,957	27,144,174	27,379,023	26,959,713
Diluted	30,833,505	27,144,174	27,379,023	26,959,713

*General and administrative expenses for the three month period ended March 31, 2011 and 2010 included non-cash stock-based compensation expense of $392,533 and $384,701, respectively. General and administrative expenses for the nine month period ended March 31, 2011 and 2010 included non-cash stock-based compensation expense of $1,143,413 and $1,201,137, respectively.

Evolution Petroleum Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)
	March 31,	June 30,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$ 2,953,481	$ 3,138,259
Certificates of deposit	250,000	1,350,000
Restricted cash from joint interest partner	225,847	-
Receivables
Oil and natural gas sales	1,062,741	536,366
Joint interest partner	363,390	-
Income taxes	25,200	25,200
Other	862	147,059
Income taxes recoverable	-	716,973
Prepaid expenses and other current assets	267,274	315,494
Total current assets	5,148,795	6,229,351

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties – full-cost method of accounting, of which $4,987,112 and $7,851,068 at March 31, 2011 and June 30, 2010, respectively, were excluded from amortization.	33,151,080	30,803,061
Other property and equipment	76,443	101,998
Total property and equipment	33,227,523	30,905,059

Other assets	54,117	60,665

Total assets	$ 38,430,435	$ 37,195,075

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 511,926	$ 678,609
Joint interest advances	214,068	-
Accrued compensation	501,323	75,692
Royalties payable	654,175	221,062
Income taxes payable	139,620	202,334
Other current liabilities	72,725	110,002
Total current liabilities	2,093,837	1,287,699

Long term liabilities
Deferred income taxes	2,886,870	2,949,880
Asset retirement obligations	827,987	811,635
Stock-based compensation	-	587,033
Deferred rent	84,468	81,635

Total liabilities	5,893,162	5,717,882

Commitments and contingencies (Note 9)

Stockholders' equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued or outstanding.	-	-
Common stock; par value $0.001; 100,000,000 shares authorized; issued 28,342,766 shares; outstanding 27,554,566 shares and 27,061,376 shares as of March 31, 2011 and June 30, 2010, respectively.	28,342	27,849
Additional paid-in capital	20,368,673	18,532,643
Retained earnings	13,022,280	13,798,723
	33,419,295	32,359,215
Treasury stock, at cost, 788,200 shares as of March 31, 2011 and June 30, 2010.	(882,022)	(882,022)

Total stockholders' equity	32,537,273	31,477,193

Total liabilities and stockholders' equity	$ 38,430,435	$ 37,195,075

Evolution Petroleum Corporation and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)
	Nine Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net loss	$(776,443)	$(1,958,286)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	358,963	1,673,344
Stock-based compensation	1,143,413	1,201,137
Accretion of asset retirement obligations	43,314	45,100
Payments on asset retirement obligations	(1,847)	—
Deferred income taxes	(261,965)	(867,207)
Accrued compensation	—	315,000
Deferred rent	2,833	2,833
Other	32,080	4,678
Changes in operating assets and liabilities
Receivables from oil and natural gas sales	(526,375)	(84,866)
Receivables from income taxes and other	1,125,374	2,137,875
Due from joint interest partner	(230,227)	—
Prepaid expenses and other current assets	48,220	(38,614)
Accounts payable and accrued expenses	273,286	(121,058)
Royalties payable	433,113	(54,539)
Income taxes payable	(125,963)	(157,736)
Net cash provided by operating activities	1,537,776	2,206,739

Cash flows from investing activities
Proceeds from asset sale	231,326	—
Development of oil and natural gas properties	(2,320,102)	(2,767,758)
Acquisitions of oil and natural gas properties	(814,323)	(185,141)
Maturities of certificates of deposit	1,100,000	2,059,147
Purchases of certificates of deposit	—	(1,350,000)
Other assets	(25,532)	(8,851
Net cash used in investing activities	(1,828,631)	(2,252,603)

Cash flows from financing activities
Proceeds from the issuance of restricted stock	28	42
Proceeds from the exercise of stock options	106,049	—
Net cash provided by financing activities	106,077	42

Net decrease in cash and cash equivalents	(184,778)	(45,822)

Cash and cash equivalents, beginning of period	3,138,259	3,891,764

Cash and cash equivalents, end of period	$2,953,481	$3,845,942

Our supplemental disclosures of cash flow information for the nine months ended March 31, 2011 and 2010 are as follows:

	Nine Months Ended
	March 31,
	2011	2010
Income taxes paid	$152,000	$251,800

Income tax refunds and carry backs received	$979,177	$2,095,126

Non-cash transactions
Decrease in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties:	$(196,557)	$(187,681)
Increase in accounts payable related to joint venture activities:	$144,942	$—
Oil and natural gas properties incurred through recognition of asset retirement obligations:	$(25,115)	$70,871

Results of Operations for three month period ended March 31, 2011 and 2010
	Three Months Ended
	March 31			%
	2011	2010	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	16,604	6,083	10,521	173%

NGLs (Bbl)	4,533	6,217	(1,684)	(27)%

Natural gas (Mcf)	46,220	98,458	(52,238)	(53)%
Crude oil, NGLs and natural gas (BOE)	28,840	28,710	130	0%

Revenue data:

Crude oil	$1,607,521	$469,418	$1,138,103	242%

NGLs	228,050	282,400	(54,350)	(19)%

Natural gas	181,504	539,563	(358,059)	(66)%
Total revenues	$2,017,075	$1,291,381	$725,694	56%

Average price:
Crude oil (per Bbl)	$96.82	$77.17	$19.65	25%
NGLs (per Bbl)	50.31	45.42	4.89	11%
Natural gas (per Mcf)	3.93	5.48	(1.55)	(28)%
Crude oil, NGLs and natural gas (per BOE)	$69.94	$44.98	$24.96	55%

Expenses (per BOE)
Lease operating expenses and production taxes	$10.78	$14.12	$(3.34)	(24)%
Depletion expense on oil and natural gas properties (a)	$4.31	$17.23	$(12.92)	(75)%
(a) Excludes depreciation of office equipment, furniture and fixtures, and other of $8,215 and $10,797, for the three months ended March 31, 2011 and 2010, respectively.

Results of Operations for nine month period ended March 31, 2011 and 2010
	Nine Months Ended
	March 31			%
	2011	2010	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	34,670	19,781	14,889	75%

NGLs (Bbl)	14,621	21,979	(7,358)	(33)%

Natural gas (Mcf)	163,735	319,154	(155,419)	(49)%
Crude oil, NGLs and natural gas (BOE)	76,580	94,952	(18,372)	(19)%

Revenue data:

Crude oil	$3,034,333	$1,428,915	$1,605,418	112%

NGLs	669,463	847,923	(178,460)	(21)%

Natural gas	661,807	1,385,872	(724,065)	(52)%
Total revenues	$4,365,603	$3,662,710	$702,893	19%

Average price:
Crude oil (per Bbl)	$87.52	$72.24	$15.28	21%
NGLs (per Bbl)	45.79	38.58	7.21	19%
Natural gas (per Mcf)	4.04	4.34	(0.30)	(7)%
Crude oil, NGLs and natural gas (per BOE)	$57.01	$38.57	$18.43	48%

Expenses (per BOE)
Lease operating expenses and production taxes	$13.12	$12.37	$0.75	6%
Depletion expense on oil and natural gas properties (a)	$4.35	$17.22	$(12.87)	(75)%
(a) Excludes depreciation of office equipment, furniture and fixtures, and other of $25,555 and $38,223, for the nine months ended March 31, 2011 and 2010, respectively